FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
Second quarter 2017 GAAP revenue increased 24% over same period last year
IntrarosaTM (prasterone) now commercially available
Completed Feraheme® (ferumoxytol) submission to FDA to broaden label beyond chronic kidney disease
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (August 3, 2017) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the quarter ended June 30, 2017. Total GAAP revenue for the second quarter of 2017 increased to a record $158.4 million, 24% higher than the same period last year (and 14% higher than the first quarter of 2017). This increase was driven by sales growth across the product portfolio, particularly Makena® (hydroxyprogesterone caproate injection), which grew 31%. The company reported operating income of $3.6 million in the second quarter of 2017, compared with $18.1 million in the same period last year. Non-GAAP adjusted EBITDA totaled $50.1 million in the second quarter of 2017, compared with $64.6 million in the second quarter of 2016.1

"AMAG delivered another quarter of record revenues and strong growth across our portfolio of products. That same commercial excellence is now being applied to the launch of Intrarosa, announced just last week," said William Heiden, president and chief executive officer. "We have already realized a number of significant milestones in 2017, and look forward to reaching many others in the second half of the year. The achievement of these goals is an important step on the path to building an even stronger company that develops and markets novel therapeutics to address significant unmet medical needs."

Second Quarter 2017 and Recent Business Highlights:

•	Hired and trained a new women's health commercial team of approximately 150 people;

•
Launched Intrarosa, the first and only FDA-approved local non-estrogen product for the treatment of moderate-to-severe dyspareunia (pain during intercourse), a symptom of vulvar and vaginal atrophy (VVA), due to menopause;

•	Advanced bremelanotide development and regulatory activities to support the planned new drug application (NDA) submission in early 2018;

•	Received FDA acceptance for review of Makena subcutaneous auto-injector supplemental NDA (sNDA) and a PDUFA date of February 14, 2018;

•	Drove record quarterly sales of Makena to over $102 million;

•	Realized highest number of new family enrollments at Cord Blood Registry® (CBR) since the fourth quarter of 2015;

•	Partner, Velo Bio, enrolled first patient in Phase 2b/3a study for the treatment of severe preeclampsia;

•	Achieved record quarterly sales of Feraheme and completed submission to FDA to broaden Feraheme's label; and

•	Strengthened the balance sheet and ended the quarter with $399.2 million of cash and investments.

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

Second Quarter Ended June 30, 2017 (unaudited)
Financial Results (GAAP Basis)
Total revenues for the second quarter of 2017 were $158.4 million, compared with $127.4 million in the second quarter of 2016. Net product sales of Makena were $102.7 million in the second quarter of 2017, compared with $78.4 million in the same period last year. Sales of Feraheme and MuGard® totaled $27.7 million in the second quarter of 2017, compared with $24.6 million in the second quarter of 2016. Service revenue from CBR totaled $28.0 million in the second quarter of 2017, compared with $24.4 million in the same period last year.

Costs and expenses, including costs of product sales and services, totaled $154.8 million in the second quarter of 2017, compared with $109.3 million for the same period in 2016. This increase was primarily due to (i) higher selling, general and administrative expenses of $29.1 million primarily related to commercial activities to support the launch of Intrarosa, including the addition of a new women's health sales force, (ii) higher research and development expenses of $16.0 million, primarily due to development work performed by Palatin to support the NDA for bremelanotide, and (iii) higher cost of products sold of $10.2 million, of which $8.9 million was due to amortization expense related to the Makena intangible asset. Also recorded in the second quarter of 2017 was a charge of $5.8 million to acquired in-process research and development expense in connection with the closing of the company's agreement with Endoceutics for the rights to Intrarosa.

The higher expenses in the second quarter of 2017 resulted in $3.6 million in operating income in the second quarter of 2017, a decrease of $14.4 million, as compared to $18.1 million in operating income for the same period last year. The company reported a net loss of $14.1 million, or $(0.40) per basic and diluted share, for the second quarter of 2017, compared with a net loss of $0.6 million, or $(0.02) per basic share and diluted share, for the same period in 2016. The increased net loss in the second quarter of 2017 includes a $9.5 million loss on the extinguishment of debt in connection with the early retirement of the company's term loan and a portion of the convertible notes due in 2019.

Financial Results (Non-GAAP Basis)1
Non-GAAP revenue totaled $159.8 million in the second quarter of 2017, up from $132.5 million in the second quarter of 2016. Non-GAAP CBR service revenue totaled $29.4 million in each of the second quarters of 2017 and 2016. The difference between GAAP and non-GAAP revenue represents CBR purchase accounting adjustments related to deferred revenue.

Total costs and expenses on a non-GAAP basis totaled $109.7 million in the second quarter of 2017, compared with $67.8 million in the second quarter of 2016.

Non-GAAP adjusted EBITDA for the second quarter of 2017 was $50.1 million, resulting in an adjusted EBITDA margin of 31%. This compares to non-GAAP adjusted EBITDA of $64.6 million in the second quarter of 2016, with an adjusted EBITDA margin of 49%. The decline in adjusted EBITDA for the second quarter of 2017 is in line with the company's expectations and stated plans to invest in the continued development of its current and future products in order to create long-term value.

Balance Sheet Highlights
As of June 30, 2017, the company’s cash and investments totaled $399.2 million and total debt (principal amount outstanding) was $861.1 million.

During the second quarter of 2017, the company issued $320 million of convertible senior notes due in 2022. The company also repurchased $158.9 million of its existing convertible senior notes due in 2019 for an aggregate purchase price of $171.3 million, including accrued interest. The company used proceeds from the convertible transactions, along with balance sheet cash, to repay the remaining balance of $321.8 million of its term loan, which was due in 2021.

"By extending our maturities and reducing our total debt by approximately $170 million, we have more financial flexibility to invest in our newest products -- Intrarosa and bremelanotide, as well as continue to expand our product portfolio through potential acquisitions and licensing transactions," stated Ted Myles, chief financial officer. "We are pleased with the strong second quarter and year-to-date 2017 financial performance reported today, and we are reaffirming our full year guidance."

Reaffirming 2017 Financial Guidance

	2017 GAAP Guidance	2017 Non-GAAP Guidance
$ in millions
Makena sales	$410 - $440	$410 - $440
Feraheme and MuGard sales	$100 - $110	$100 - $110
CBR revenue	$110 - $120	$115 - $125[3]
Intrarosa	$5 - $15	$5 - $15
Total revenue	$625 - $685	$630 - $690

Net loss	($62) - ($31)[2]	N/A
Operating income (loss)	($23) - $27[2]	N/A
Adjusted EBITDA	N/A	$210 - $260

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's second quarter 2017 financial results and recent business highlights.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 36834416

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 36834416

A telephone replay will be available from approximately 11:00 a.m. ET on August 3, 2017 through midnight on August 9, 2017.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP costs and expenses, non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), and non-GAAP adjusted EBITDA margin. These non-GAAP financial measures exclude certain amounts, revenue, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition,

2 See reconciliation of 2017 financial guidance at the conclusion of this press release.
3 Revenue includes purchase accounting adjustments related to CBR deferred revenue.

these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women's health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About IntrarosaTM (prasterone)
Intrarosa is a steroid indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, also known as dehydroepiandrosterone (DHEA). Prasterone is an inactive endogenous steroid, which is converted locally in the vagina into androgens and estrogens to help restore the vaginal tissue as indicated by improvements in the percentage of superficial cells, parabasal cells, pH and pain with intercourse. The mechanism of action is not fully established.

Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding. Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In four 12-week randomized, placebo-controlled clinical trials, the most common adverse reaction with an incidence ≥2 percent was vaginal discharge. In one 52-week open-label clinical trial, the most common adverse reactions with an incidence ≥2 percent were vaginal discharge and abnormal pap smear.

Please see full Prescribing Information available at www.Intrarosa.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena® is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing more than 650,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of bremelanotide delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Bremelanotide has no known alcohol interactions.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs that AMAG will reach many significant milestones in the second half of 2017 that will enable it to build a stronger company; beliefs that its financial flexibility will allow it to invest in current products and expand its’ portfolio; expected 2017 second quarter financial results, including revenues and year end cash, cash equivalents and investments balances and total debt; AMAG’s 2017 financial outlook, including revenue, adjusted EBITDA and net income; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of Cbr Systems, Inc. IntrarosaTM is a trademark of Endoceutics, Inc.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Makena	$102,681	$78,406	$189,136	$143,438
Feraheme/MuGard	27,661	24,577	53,723	49,109
Cord Blood Registry	28,023	24,379	54,955	43,898
License fee, collaboration and other revenues	29	57	53	273
Total revenues	158,394	127,419	297,867	236,718
Operating costs and expenses:
Cost of product sales	32,101	21,937	59,675	40,236
Cost of services	5,562	5,195	10,572	10,721
Research and development expenses	30,258	14,234	46,747	28,463
Acquired in-process research and development	5,845	—	65,845	—
Selling, general and administrative expenses	80,988	51,924	151,412	115,098
Impairment charges of intangible assets	—	15,963	—	15,963
Restructuring expenses	—	89	—	712
Total costs and expenses	154,754	109,342	334,251	211,193
Operating income (loss)	3,640	18,077	(36,384)	25,525

Other (expense) income:
Interest expense	(17,256)	(18,250)	(35,556)	(36,693)
Loss on debt extinguishment	(9,516)	—	(9,516)	—
Interest and dividend income	663	773	1,695	1,481
Other (expense) income	(69)	—	(43)	220
Total other (expense) income	(26,178)	(17,477)	(43,420)	(34,992)
(Loss) income before income taxes	(22,538)	600	(79,804)	(9,467)
Income tax (benefit) expense	(8,472)	1,196	(29,178)	(1,344)
Net loss	$(14,066)	$(596)	$(50,626)	$(8,123)

Net loss per share
Basic	$(0.40)	$(0.02)	$(1.46)	$(0.24)
Diluted	$(0.40)	$(0.02)	$(1.46)	$(0.24)

Weighted average shares outstanding used to compute net loss per share:
Basic	35,145	34,223	34,764	34,481
Diluted	35,145	34,223	34,764	34,481

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$260,119	$274,305
Investments	139,095	304,781
Accounts receivable, net	89,462	92,375
Inventories	37,476	37,258
Prepaid and other current assets	11,138	9,839
Total current assets	537,290	718,558
Property, plant and equipment, net	22,283	24,460
Goodwill	639,484	639,484
Intangible assets, net	1,116,047	1,092,178
Restricted cash	2,653	2,593
Other long-term assets	897	1,153
Total assets	$2,318,654	$2,478,426
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,154	$3,684
Accrued expenses	210,853	156,008
Current portion of long-term debt	—	21,166
Current portion of acquisition-related contingent consideration	98,646	97,068
Deferred revenues	37,489	34,951
Total current liabilities	355,142	312,877
Long-term liabilities:
Long-term debt, net	490,210	785,992
Convertible notes, net	279,546	179,363
Acquisition-related contingent consideration	52,017	50,927
Deferred tax liabilities	172,800	197,066
Deferred revenues	19,692	14,850
Other long-term liabilities	1,799	2,962
Total liabilities	1,371,206	1,544,037
Total stockholders’ equity	947,448	934,389
Total liabilities and stockholders’ equity	$2,318,654	$2,478,426

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(50,626)	$(8,123)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,563	41,231
Impairment of intangible assets	—	15,963
Provision for bad debt expense	2,681	—
Amortization of premium/discount on purchased securities	168	351
Non-cash equity-based compensation expense	11,669	11,342
Non-cash IPR&D expense	945	—
Loss on debt extinguishment	9,516	—
Amortization of debt discount and debt issuance costs	6,679	5,940
Gains on investments, net	(249)	—
Change in fair value of contingent consideration	2,786	1,399
Deferred income taxes	(29,677)	(1,371)
Changes in operating assets and liabilities:
Accounts receivable, net	233	19,592
Inventories	(1,145)	281
Receivable from collaboration	—	428
Prepaid and other current assets	(1,178)	(273)
Accounts payable and accrued expenses	40,716	4,700
Deferred revenues	7,380	17,204
Other assets and liabilities	(1,029)	1,970
Net cash provided by operating activities	58,432	110,634
Cash flows from investing activities:
Proceeds from sales or maturities of investments	251,017	42,500
Purchase of investments	(85,249)	(98,795)
Acquisition of Intrarosa intangible asset	(46,500)	—
Change in restricted cash	(60)	—
Capital expenditures	(2,672)	(2,587)
Net cash provided by (used in) investing activities	116,536	(58,882)
Cash flows from financing activities:
Long-term debt principal payments	(328,125)	(8,752)
Proceeds from 2022 Convertible Notes	320,000	—
Payment to extinguish 2019 Convertible Notes	(170,371)	—
Proceeds to settle warrants	323	—
Payment of convertible debt issuance costs	(9,553)	—
Payments of contingent consideration	(119)	(149)
Payments for repurchases of common stock	—	(20,000)
Proceeds from the issuance and exercise of common stock options	1,130	1,569
Payments of employee tax withholding related to equity-based compensation	(2,439)	(2,015)
Net cash used in financing activities	(189,154)	(29,347)
Net (decrease) increase in cash and cash equivalents	(14,186)	22,405
Cash and cash equivalents at beginning of the period	274,305	228,705
Cash and cash equivalents at end of the period	$260,119	$251,110
Supplemental data for cash flow information:
Cash paid for taxes	$3,191	$3,903
Cash paid for interest	$29,173	$32,017
Non-cash investing activities:
Fair value of common stock issued in connection with the acquisition of the Intrarosa intangible asset	$12,555	$—
Contingent consideration accrued for the acquisition of the Intrarosa intangible asset	$18,600	$—

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three months ended June 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$158,394	$32,101	$5,562	$30,258	$5,845	$80,988	$—	$3,640
Purchase accounting adjustments related to CBR deferred revenue	1,364	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(25,042)	(393)	(45)	—	(5,896)	—
Non-cash inventory step-up adjustments	—	(194)	—	—	—	—	—
Stock-based compensation	—	(129)	—	(1,095)	—	(4,667)	—
Adjustments to contingent consideration	—	—	—	—	—	(1,743)	—
Acquired IPR&D	—	—	—	—	(5,845)	—	—
Non-GAAP Adjusted	$159,758	$6,736	$5,169	$29,118	$—	$68,682	$—	$50,053

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three months ended June 30, 2016
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$127,419	$21,937	$5,195	$14,234	$—	$67,887	$89	$18,077
Purchase accounting adjustments related to CBR deferred revenue	5,053	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(16,188)	(353)	(33)	—	(5,013)	—
Non-cash inventory step-up adjustments	—	(1,483)	—	(861)	—	—	—
Stock-based compensation	—	44	—	(973)	—	(4,249)	—
Adjustments to contingent consideration	—	—	—	—	—	3,657	—
Impairment charges of intangible assets	—	—	—	—	—	(15,963)	—
Restructuring costs	—	—	—	—	—	—	(89)
Non-GAAP Adjusted	$132,472	$4,310	$4,842	$12,367	$—	$46,319	$—	$64,634

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Six months ended June 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$297,867	$59,675	$10,572	$46,747	$65,845	$151,412	$—	$(36,384)
Purchase accounting adjustments related to CBR deferred revenue	2,730	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(45,994)	(784)	(89)	—	(11,769)	—
Non-cash inventory step-up adjustments	—	(927)	—	—	—	—	—
Stock-based compensation	—	(258)	—	(1,851)	—	(9,559)	—
Adjustments to contingent consideration	—	—	—	—	—	(2,786)	—
Transaction/Acquisition-related costs	—	—	—	—	—	(1,462)	—
Acquired IPR&D	—	—	—	—	(65,845)	—	—
Non-GAAP Adjusted	$300,597	$12,496	$9,788	$44,807	$—	$125,836	$—	$107,670

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Six months ended June 30, 2016
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$236,718	$40,236	$10,721	$28,463	$—	$131,061	$712	$25,525
Purchase accounting adjustments related to CBR deferred revenue	13,614	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(29,686)	(704)	(55)	—	(9,987)	—
Non-cash inventory step-up adjustments	—	(2,283)	—	(861)	—	—	—
Stock-based compensation	—	(267)	(9)	(1,725)	—	(9,340)	—
Adjustments to contingent consideration	—	—	—	—	—	(1,399)	—
Option rights to license orphan drug	—	—	—	—	—	—	—
Impairment charges of intangible assets	—	—	—	—	—	(15,963)	—
Restructuring costs	—	—	—	—	—	—	(712)
Non-GAAP Adjusted	$250,332	$8,000	$10,008	$25,822	$—	$94,372	$—	$112,130

AMAG Pharmaceuticals, Inc.
Reconciliation of 2017 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

2017
Financial
Guidance
GAAP Net Loss	($62) - ($31)
Adjustments:
Interest expense, net	66
Loss on debt extinguishment	10
Provision for income tax benefit	(37) - (18)
Operating income (loss)	($23) - $27
Purchase accounting adjustments related to CBR deferred revenue	6
Depreciation and intangible asset amortization	127
Non-cash inventory step-up adjustments	2
Stock-based compensation	27
Adjustments to contingent consideration	5
Acquired IPR&D4	66
Non-GAAP adjusted EBITDA	$210 - $260

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Weighted average basic shares outstanding	35.1		34.2		34.8		34.5
Employee equity incentive awards	—	[5]	—	[5]	—	[5]	—	[5]
Convertible notes	—	[5]	—	[5]	—	[5]	—	[5]
Warrants	—	[5]	—	[5]	—	[5]	—	[5]
GAAP diluted shares outstanding	35.1		34.2		34.8		34.5
Employee equity incentive awards	0.4	[6]	0.4	[6]	0.5	[6]	0.3	[6]
Non-GAAP diluted shares outstanding	35.5		34.6		35.3		34.8

4 Reflects accounting charges associated with one-time upfront payments to Palatin and Endoceutics as required under the terms of the licensing agreements.
5 Employee equity incentive awards, convertible notes and warrants would be anti-dilutive in this period.
6 Reflects the Non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424